Contacts:	Shannon Lapierre Public Relations (631) 342-3839 shannon.lapierre@ca.com

Jeanne Glass
Investor Relations
(631) 342-2131
jeanne.glass@ca.com

COMPUTER ASSOCIATES ANNOUNCES RESTRUCTURING PLAN

Companywide Effort Expected To:

•	Improve Company Efficiency and Competitiveness

•	Reduce Global Workforce by Approximately 5 Percent

•	Deliver Annualized Savings of $70 Million

ISLANDIA, N.Y. September 29, 2004 – Computer Associates International, Inc. (NYSE:CA) today announced a restructuring plan to more closely align the Company’s investments with its strategic growth opportunities. The plan includes a workforce reduction of approximately 5 percent or 800 positions worldwide.

The plan is expected to yield about $70 million in savings on an annualized basis, once the reductions are fully implemented.

“Now is the time for CA to move forward,” said CA Chief Executive Officer Kenneth Cron. “CA has great strengths in its technology, its customer base and its balance sheet. To ensure our long-term success, we need to effectively leverage these strengths and realign our investments with the Company’s strategic growth opportunities. It is our goal to seize these strategic growth opportunities to ensure we deliver the highest returns to shareholders.”

The plan affects nearly all departments across the Company, with a focus on driving marketing efficiencies and, in the development organization, improving productivity and simplifying the product portfolio. Impact on CA’s sales force is expected to be minimal. The majority of the workforce reductions will be completed by the end of October.

Affected employees in the United States will be entitled to a severance payment pursuant to CA’s standard severance package, and will also be entitled to an enhanced COBRA (Consolidated Omnibus Budget Reconciliation Act) subsidy.

The Company anticipates the total restructuring plan will cost approximately $40 million, or $0.04 per fully diluted common share, related to severance and associated benefits. The majority of this charge, approximately $25 million, is expected to be incurred in the second quarter of fiscal 2005, with the remaining amount expected to be incurred by the end of the fiscal year.

“As we discussed during our first quarter earnings announcement, we saw significant opportunities to control costs,” said CA’s Chief Operating Officer Jeff Clarke. “Over the past few months, we have been evaluating the overall business, the skills necessary to meet our company goals and the expenditures required to meet our growth objectives. CA is financially strong, but we must make these changes to grow sales, increase profitability and remain competitive. The result will be a simpler, more efficient company and one positioned for growth.”

Added Cron, “This restructuring will have no effect on our ability to fulfill the obligations of the deferred prosecution agreement announced last week. There is nothing more important to us, and we are committed to fulfilling every requirement.”

Webcast

CA will hold a webcast to discuss the restructuring plan at 9 a.m. EDT today. On the webcast will be Cron and Clarke. Investors and the media can access the webcast at http://ca.com/invest.

About CA

Computer Associates International, Inc. (NYSE:CA), the world’s largest management software company, delivers software and services across operations, security, storage, life cycle and service management to optimize the performance, reliability and efficiency of enterprise IT environments. Founded in 1976, CA is headquartered in Islandia, N.Y. and operates in more than 100 countries. For more information, please visit http://ca.com.

In addition to the historical information presented, certain statements in this press release may constitute “forward-looking statements” that involve risks and uncertainties. Actual results could differ materially from those projected or forecast in the forward-looking statements. The factors that could cause actual results to differ materially include the following: the risk that we may not implement cost cuts as quickly or as fully as currently planned; the risks and uncertainties associated with the Company’s deferred prosecution agreement with the United States Attorney’s Office of the Eastern District, including that the Company could be charged with criminal offenses if the Company violates this agreement; the risks and uncertainties associated with the Company’s resolution of the Securities and Exchange Commission investigation; civil litigation arising out of the matters that are the subject of the Department of Justice and Securities and Exchange Commission investigations, including shareholder derivative litigation; we are subject to intense competition; risks associated with the recent loss and ongoing replacement of key personnel; our products must remain compatible with, and our product development is dependent upon access to, changing operating environments; we have a significant amount of debt; our credit ratings have been downgraded and could be downgraded further; customers are still adapting to our Business Model; the failure to protect our intellectual property rights may weaken our competitive position; we may become dependent upon large transactions; customer decisions are influenced by general economic conditions; third parties may claim that our products infringe their intellectual property rights; fluctuations in foreign currencies could result in transaction losses; acts of war and terrorism may adversely affect our business; the volatility of the international marketplace; and other risks described in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. CA assumes no obligation to update the information in this release, except as otherwise required by law.

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© 2004 Computer Associates International, Inc. One Computer Associates Plaza, Islandia, N.Y. 11749. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.